UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 18, 2013

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 18, 2013, West Corporation (“West” or the “Company”), issued a press release announcing lender consent to an amendment to its Credit Agreement (as defined below). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

On February 20, 2013, West, certain domestic subsidiaries of West, as subsidiary borrowers, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the various lenders party thereto modified the Company’s senior secured credit facilities (“Senior Secured Credit Facilities”) by entering into Amendment No. 3 to Amended and Restated Credit Agreement (the “Third Amendment”), amending the Company’s Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West, Wells Fargo, as administrative agent, and the various lenders party thereto, as lenders (as previously amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 15, 2012, and Amendment No. 2 to Amended and Restated Credit Agreement, dated as of October 24, 2012, and as amended by the Third Amendment, the “Amended Credit Agreement”).

The Amended Credit Agreement provides for a reduction in the applicable margins and interest rate floors of all term loans, extends the maturity of a portion of the term loans due July 2016 to June 2018; and adds a further step down to the applicable margins of all term loans upon satisfaction of certain conditions. As of the effective date of the Third Amendment, the Company had outstanding the following senior secured term loans:

•

Term loans in an aggregate principal amount of approximately $2.1 billion (the “2018 Maturity Term Loans”). The 2018 Maturity Term Loans will mature on June 30, 2018, and the interest rate margins applicable to the New Term Loans are 3.25%, for LIBOR rate loans, and 2.25%, for base rate loans; and

•

Term loans in an aggregate principal amount of approximately $0.3 billion (the “2016 Maturity Term Loans”; and, together with the 2018 Maturity Term Loans, the “Term Loans”). The 2016 Maturity Term Loans will mature on July 15, 2016, and the interest rate margins applicable to the 2016 Maturity Term Loans are 2.75%, for LIBOR rate loans, and 1.75%, for base rate loans.

The Amended Credit Agreement also provides for interest rate floors applicable to the Term Loans. The interest rate floors are 1.00%, for LIBOR rate loans, and 2.00%, for base rate loans. The Term Loans are subject to an additional step down to the applicable margins by 0.50% conditioned upon completion by the Company of an initial public offering and the Company attaining and maintaining a total leverage ratio less than or equal to 4.75:1.00.

The Amended Credit Agreement also provides for a soft call option applicable to the Term Loans. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment, in the event that, on or prior to the six month anniversary of the effective date of the Third Amendment, West or the Subsidiary Borrowers enter into certain repricing transactions.

In connection with the Third Amendment, the Company incurred refinancing expenses of approximately $24.2 million for the soft-call premium paid to holders of term loans outstanding prior to the effectiveness of the Third Amendment and $5.8 million for other fees and expenses.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of February 20, 2013, by and among West Corporation, the Subsidiary Borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, to the amended and restated credit agreement, dated as of October 5, 2010, by and among West Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release dated February 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: February 21, 2013	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer

Exhibit Index

10.1	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of February 20, 2013, by and among West Corporation, the Subsidiary Borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, to the amended and restated credit agreement, dated as of October 5, 2010, by and among West Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release dated February 18, 2013.